UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/29/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

The Registrant will delay filing its annual report on Form 10-K for fiscal year ended April 30, 2009, in order to complete an assessment of the accounting for its debt instruments; in particular, the convertible promissory note originally issued on January 16, 2008 ("Convertible Note") and a $10 million term note also issued on January 16, 2008 and referred to in the Registrant's prior filings as Term Note B ("Term Note B").   Previously, the Registrant filed Form 12b-25 with the Securities and Exchange Commission ("SEC"), wherein the Registrant stated that it believed it would be able to file its Annual Report on Form 10-K for fiscal year 2009 within the proscribed fifteen day period under Rule 12b-25. As a result of this ongoing assessment, the Registrant will not be able to file its Annual Report for fiscal year 2009 within such fifteen day period.

In connection with the Registrant's 2009 financial statement close process and in responding to SEC comment letters received in January 2009 and March 2009, following the Registrant's submission of a shelf registration statement, management and the audit committee of the Registrant are identifying any potential embedded conversion features, evaluating the accounting treatment, and assessing the financial statement impact, if any, related to potential embedded features that may require bifurcation from the Convertible Note and Term Note B. Specifically, the Registrant is assessing the accounting treatment and estimated fair value of the embedded common stock conversion feature within the Convertible Note and the embedded principal multiplier feature within Term Note B. Although the Registrant has not yet completed its assessment and has not cleared SEC comments, management and the audit committee believe the following periods could be affected and restated if management and the audit committee conclude that there were errors in the accounting treatment, and if errors in the accounting treatment do exist, such errors were material: Annual Report on Form 10-K for the fiscal year ended April 30, 2008, and Quarterly Reports on Form 10-Q for the quarters ended July 31, 2008, October 31, 2008, and January 31, 2009 (the "Affected Periods").

The Registrant issued the Convertible Note and Term Note B on January 16, 2008. The Registrant previously believed that the fair values of the embedded conversion feature in the Convertible Note and the principal multiplier feature on Term Note B, both of which the Registrant anticipates will be settled in shares of its common stock as and to the extent permitted under the terms of the Convertible Note and Term Note B, were not bifurcatible as separate stand-alone financial instruments on the balance sheet. The Registrant is now assessing whether certain provisions contained within the Convertible Note and Term Note B could result in the embedded features on these debt instruments being treated as stand-alone financial instruments as a result of the application of EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock."

The Registrant will file its Annual Report on Form 10-K for fiscal year 2009 as soon as possible after it completes its assessment of the accounting for its debt instruments, clears all SEC Comments, and, if necessary, restate all or some of the Affected Periods.

Notice Regarding Forward-Looking Statements:

This Form 8-K may contain forward looking statements. These forward-looking statements come within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the "safe harbor" created by those sections. These statements include words such as "may,"could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Such statements include, without limitation, management's belief as to what accounting issues need to be assessed and what periods may be affected and management's belief that it will be able to settle the embedded conversion feature in the Convertible Note and the multiplier feature in Term Note B using shares of its common stock. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   Factors and risks that may cause actual results to differ include, but are not limited to, risks that audit of the Registrant's financial statements for fiscal year 2009 and Registrant's response to the SEC comment letters, when completed, will yield different results than anticipated, risks that the Registrant's review of its historical financial statements will identify other issues not currently being considered that could delay or alter the results of the review, risks that the Registrant may not be able to conclude its assessment within a reasonable period of time which could result in future filings not being made timely, risks that management or the Registrant's independent accounting firm could conclude that the financial statements included in its prior filings need to be restated and, along with the previously filed auditors' reports, should not be relied upon, risks associated with a restatement of prior financial statements including, without limitation, adverse regulatory action or litigation, delisting from the Nasdaq Global Market, risks related to the Registrant's ability to raise capital, and risks that the Registrant's failure to timely file its Annual Report for fiscal year 2009 could result in a breach of certain material contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: July 29, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer